Exhibit 10.79
Annual Base Salaries of Named Executive Officers
     In February 2008, the 2008 annual base salaries of Messrs. Jacobs, Dobson, Landrum, Jines and Herndon, each of whom is a named executive officer, were approved by the Compensation Committee (and the Board, in the case of Mr. Jacobs).

2008 Base Salary
Named Executive Officer	(effective April 1, 2008)
Mark M. Jacobs
President and Chief Executive Officer	$910,000
Rick L. Dobson
Executive Vice President and Chief Financial Officer	$515,000
Brian Landrum
Executive Vice President and Chief Operating Officer	$665,000
Michael L. Jines
Senior Vice President, General Counsel and Corporate Secretary	$430,000
D. Rogers Herndon
Senior Vice President, Strategic Planning and Business Development	$350,000